UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2006

PATH 1 NETWORK TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15609	13-3989885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6215 Ferris Square, Suite 140, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 450-4220

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02.	Unregistered Sales of Equity Securities.

Item 3.03.	Material Modification to Rights of Security Holders.

On April 25, 2006, we entered into a Security Agreement contemplating, and then immediately closed, a revolving line of credit (“RLOC”) financing transaction with Laurus Master Fund, Ltd. (“Laurus”), pursuant to which we issued Laurus a secured non-convertible revolving note in the principal amount of up to $1 million, which matures in 24 months, has a variable interest rate of 200 basis points above prime, and requires monthly payments of accrued interest beginning May 1, 2006. In the transaction, we also issued to Laurus a seven-year Common Stock Purchase Warrant for the purchase of 662,251 shares of Common Stock, with an exercise price of $1.51 per share.

The RLOC is secured by all our assets pursuant to a previous Master Security Agreement. We have the ability to draw down advances under the revolving line of credit subject to limits primarily based upon our accounts receivable and inventory. We immediately requested and received a $916,000 advance.

Under a Registration Rights Agreement also dated April 25, 2006, we agreed to register for resale under the Securities Act of 1933 any shares of Common Stock that may in the future be issued by us to Laurus or Laurus’ assignees upon exercise of the Warrant.

We paid Laurus management, documentation and due diligence fees totaling $32,000. We paid Tsunami Trading Corp. a management fee of $8,000.

The issuance of the Warrant was exempt from registration by virtue of constituting a private offering pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Laurus also holds a $2,100,000 secured term note convertible into shares of our Common Stock and 181,362 common stock purchase warrants related to the secured term note.

In connection with the RLOC, we agreed to a Consent and Waiver agreement dated April 22, 2006 with Castle Creek Technology Partners LLC (“Castle Creek”), acting as the holder of a majority of our Series B 7% Convertible Preferred Stock. In consideration of the consent (under an allegedly applicable protective provision veto right) and waiver (of a preemptive participation right) given by Castle Creek, we agreed to provisions which have the economic effect of reducing the conversion price of Castle Creek’s Series B 7% Convertible Preferred Stock from $2.6316 per share to $1.51 per share. We believe consent was not in fact required. In the Consent and Waiver agreement, we also agreed to offer to each of the respective minority holders of the Series B 7% Convertible Preferred Stock the same benefits and the same burdens of the Consent and Waiver agreement, as if such minority holder was “Castle Creek” for such purposes. We anticipate that most or all of the minority holders will accept this offer.

To the extent the Consent and Waiver agreement involved and the related agreements with minority holders would involve the sale of equity securities, the sale was and would be exempt from registration by virtue of constituting a private offering pursuant to Section 4(2) and/or an exchange pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Castle Creek owns 476,927 shares of our Series B 7% Convertible Preferred Stock and 246,154 common stock purchase warrants related to the Series B 7% Convertible Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATH 1 NETWORK TECHNOLOGIES INC.

Date: May 1, 2006	By:	/s/ Jeremy Ferrell
Jeremy Ferrell
Interim Chief Financial Officer